090403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Carbon Sciences, Inc.

2. Description of the original document for which correction is being made:

Certificate of Amendment

3. Filing date of the original document for which correction is being made: August 26, 2013

4. Description of the inaccuracy or defect:

The following language was erroneously omitted from the Certificate of Amendment: "The preferred stock shall have such rights, preferences and privileges as may be determined by the corporation's Board of Directors prior to the issuance of such shares. The preferred stock may be issued in such series as are designated by the corporation's Board of Directors, and the Board of Directors may fix the number of authorized shares of preferred stock for each series, and the rights, preferences and privileges of each series of preferred stock."

5. Correction of the inaccuracy or defect:

ARTICLE IV. The corporation is authorized to issue two classes of shares. One class of shares shall be designated as common stock, par value $.001, and the total number of common shares that the corporation is authorized to issue shall be 1,000,000,000. The other class of shares shall be designated as preferred stock, par value $.001, and the total number of preferred stock that the corporation is authorized to issue shall be 20,000,000. The preferred stock shall have such rights, preferences and privileges as may be determined by the corporation's Board of Directors prior to the issuance of such shares. The preferred stock may be issued in such series as are designated by the corporation's Board of Directors, and the Board of Directors may fix the number of authorized shares of preferred stock for each series, and the rights, preferences and privileges of each series of preferred stock.

6. Signature:

X [signature]	President	3/31/2016
Authorized Signature	**Title ***	**Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.